# CONTRACT FOR SERVICES AGREEMENT

THIS AGREEMENT made effective the 1st day of May, 2007.

BETWEEN:

**Upstream Biosciences Inc.**, a company incorporated under the State of Nevada, having its head office at Suite 100 – 570 West 7th Avenue, Vancouver, BC V5Z 4S6.

(the "Company")

AND:

**TCF Ventures Corp.**, of 162-2906 West Broadway, Vancouver, BC V6K 2G8

(the "Consultant")

WHEREAS the Company would like to engage Consultant under an agreement for services as Chief Financial Officer, and the Consultant would like to be engaged by the Company as a contractor, on the terms and conditions contained herein;

IN CONSIDERATION of the mutual agreements in this Agreement and subject to the terms and conditions specified in this Agreement, the parties agree as follows:

## 1. Definitions

1.1 In this Agreement, including the recitals and the schedules, the defined words and expressions have the meanings set out on Schedule "A" to this Agreement unless the context otherwise requires.

## 2. Scope of Contract

2.1 Position and Title. The Company engages the Consultant to provide services to the Company. The Consultant hereby agrees to such engagement. The Consultant will have such titles as may be determined by the CEO and President (the "Superior"). The Consultant's initial title will be Chief Financial Officer.

2.2 Duties. The Consultant shall undertake and perform the following duties and responsibilities (the "Duties"):

(a) actively engage with the Board to ensure that the initiatives of the management team are aligned with the strategic direction and objectives for the Company that have been established by the Board;

(b) provide overall direction for the Company in order for it to implement agreed strategies in order to meet Company goals and objectives;

(c) make decisions in line with organizational goals, leading to desired results, and will be responsible and accountable for results;

(d) create and sustain the organizational culture and environment needed to achieve objectives and results and recruit and retain a high performance operating team;

(e) oversee the management and administration of the Company; and

(f) perform such other duties and responsibilities as may be assigned or vested in him by the Board from time to time and which are consistent with the duties and responsibilities of a Chief Financial Officer, including assist in the preparation of the Company's financial statements and financial reporting to shareholders.

2.3 Commitment of the Consultant. The Consultant will use his best efforts to promote the interests of the Company, and will carry out his Duties honestly, in good faith and in the best interests of the Company.

3. **Salary, Bonuses and Benefits**

3.1 Salary. The Company will pay to the Consultant a starting annual base consulting fee (the "Salary") of US$150,000, exclusive of Bonuses and Benefits. The Salary will be payable in equal monthly instalments on the final business day of each calendar month, commencing on the 1st day of May, 2007.

3.2 Increase in Salary The Salary shall be reviewed and maintained or increased by the Compensation Committee of the Board or the Board every twelve (12) months based on the Consultants' performance, corporate cash flow, achievement of corporate objectives and in accordance with Company Policies. Any recommended increase shall first be approved by the Board.

3.3 Bonus. The Company will pay to the Consultant a bonus based upon mutually agreed upon performance goals.

3.4 Reimbursement of Expenses. The Company will reimburse the Consultant for all reasonable expenses incurred in the performance of his Duties, provided that such were approved in advance by the Superior and provided that the Consultant provides his Superior with a written monthly expense account, in a form satisfactory to the Superior.

3.5 Health Insurance. The Company shall provide the Consultant with group accident, medical, dental and hospital insurance coverage ("Insurance") in accordance with the Policies of the Company in effect from time to time.

3.6 Vacation Entitlement. The Consultant shall be entitled to 21 days paid vacation ("Vacation") during each full fiscal year of employment (pro-rated for any partial fiscal years during which the Consultant is employed). In addition, the Consultant shall be entitled to paid statutory holidays and the number of paid holidays ("Holidays") provided for under the Policies of the Company in place from time to time. The Consultant's Vacation entitlement will increase, if at all, in accordance with the Company's Vacation Policy in place from time to time.

3.7 Stock Options. The Company will grant to the Consultant, as soon as is practical in its sole discretion, a stock option (the "Stock Option") entitling the Consultant to acquire Shares of the Company. The Stock Option will:

(a) be subject to the terms and conditions of the Company's Stock Option Plan in place as of the time the Stock Option is granted;

(b) entitle the Consultant to purchase up to 400,000 common shares of the Company for a period of five years at the lowest price per Share permitted by the Stock Option Plan, with 150,000 of the Stock Options vesting one year from the date of grant, 150,000 of the Stock Options vesting two years from the date of grant and 100,000 of the Stock Options vesting three years from the date of grant; and

(c) otherwise be subject to the requirements of any stock exchange, securities commission or other similar regulatory body having jurisdiction.

The Consultant and the Company acknowledge that a Stock Option grant of 400,000 options has been issued to the Consultant during February 2006, and any subsequent issuance is subject to the approval of the Board of Directors.

3.8 Other Benefits. In addition to the Insurance, Vacation, Holidays and Stock Option referred to herein, the Consultant shall be entitled to participate in any other Consultant benefits which the Company may from time to time provide to its Consultants. The Insurance, Vacation, Holidays, Stock Option and other benefits collectively being referred to herein as the "Benefits".

3.9 Deductions and Remittances. The Company shall be entitled to deduct and retain from the Salary, Bonuses and Benefits due to the Consultant, and remit to the required governmental authority, any amount that it may be required by law or regulation to deduct, retain and remit including, without limitation, Federal and Provincial Income Tax, GST, Workers' Compensation and Canada Pension Plan deductions and remittances.

## 4. Termination

4.1 Consultant's Right to Terminate for any Reason. The Consultant may terminate this Agreement and his employment for any reason:

(a) at any time upon providing 30 days advance notice in writing to the Company; or

(b) upon a material breach or default of any term of this Agreement by the Company, but only if the Consultant has first given written notice of such breach or default to the Company and the Company has failed to rectify it within a period of 30 days following receipt of such notice.

The Company shall be obliged to pay the Salary, and any Bonuses earned and accrued but not paid, due up to the date of termination, with such payment to be made within 30 days of notice of termination. Bonuses partially earned but not yet payable as of the date of termination shall be payable.

4.2 Company's Right to Terminate for Cause. The Company may terminate this Agreement and the Consultant's employment for Cause at any time on written notice to the Consultant. The date of termination will be the date specified in the written notice and may be, in the sole discretion of the Company, the same day the notice is given to the Consultant, or such later date as the Company may decide. The Company shall be obliged to pay the Salary, and any Bonuses earned and accrued but not paid, due up to the date of termination, with such payment to be made within 30 days of the date of termination. Bonuses partially earned but not yet payable as of the date of termination shall be payable.

4.3 Company's Right to Terminate without Cause. The Company may terminate the employment of the Consultant without Cause at any time on 90 days prior written notice. The date of termination will be the date specified in the written notice and must be a date which is not earlier than the required notice period. The Company shall be obliged to pay the Salary, and any Bonuses earned and accrued but not paid, due up to the date of termination, with such payment to be made within 30 days of the date of delivery of the notice. Bonuses partially earned but not yet payable as of the date of termination shall be payable.

4.4 Severance. If the Consultant's employment is terminated pursuant to sections 4.1 (b) or 4.3, the Company will pay to the Consultant within 30 days of termination an amount (the "Severance") equal to $150,000.

4.5 Release. The Consultant acknowledges that the terms of termination and Severance provided for in this section 4 are fair and reasonable and the Consultant will have no action, cause of action, claim or demand of any kind whatsoever against the Company, its Affiliates or any of their respective directors, officers, Consultants or agents of the Company as a consequence of such termination.

## 5. Confidential Information

5.1 Confidentiality. All Confidential Information will, during the Term of this Agreement and for a period of 12 months thereafter, be held by the Consultant in a fiduciary capacity for the Company, in the strictest confidence, and will be used by the Consultant solely for the benefit of the Company and its Affiliates, and will not be used by the Consultant, directly or indirectly, for any purpose other than for the benefit of the Company and its Affiliates, nor will the Consultant divulge or communicate, directly or indirectly, such verbally, in writing or otherwise to any party.

5.2 Copying and Delivery of Records. The Consultant will not, either during the Term of this Agreement or for a period of 12 months thereafter, directly or indirectly, cause or permit any Confidential Information to be copied or reproduced unless expressly authorized to do so. The Consultant will promptly return to the Company all written information, disks, tapes, memory devices and all copies of any of Confidential Information forthwith upon the Company's request, at any time, to do so.

6. **Intellectual Property**

6.1 Works for Hire. The Consultant agrees that any Intellectual Property created by the Consultant in the course of the Consultant's Duties are subject to Section 13(3) of the Copyright Act (Canada) and to the "work for hire" provisions of the United States Copyright Law, Title 17 of the United States Code. The Consultant acknowledges and agrees that, to the extent the provisions of the Copyright Act (Canada) or the copyright laws of the United States do not vest in the Company the copyrights to any Intellectual Property, the Consultant hereby irrevocably assigns to the Company all right, title and interest to copyrights which the Consultant may have in any Intellectual Property, and hereby waives any moral rights which the Consultant may have under the Copyright Act (Canada) or similar legislation anywhere in the world with respect to the Intellectual Property.

6.2 Consultant Intellectual Property. The Consultant has developed and has the right to develop intellectual property outside the Business of the Company that will remain owned by the Consultant without any claims by the company.

7. **Remedies**

7.1 Defences of the Consultant and Right to Set-Off. The existence of any claim, demand, action or cause of action by the Consultant against the Company or any Affiliate will not constitute a defence to the enforcement by the Company of any of its rights under this Agreement. The Company will have the right to set-off against any payment due to the Consultant hereunder, any damages actually incurred or suffered by the Company or an Affiliate as a result of any breach of this Agreement by the Consultant. Any set-off will be non-exclusive and will not be considered in full satisfaction of or as liquidated damages for such damages.

7.2 Injunctive Relief and Remedies not Exclusive. In the case of a breach of this Agreement by the Consultant, in addition to any other remedy available to the Company or to its Affiliates, the Company and its Affiliates shall be entitled to seek relief by way of restraining order, injunction, decree or otherwise. The remedies provided to the Company and its Affiliates under this Agreement are cumulative and not exclusive to each other, and no such remedy will be deemed to affect any right to which they are entitled to seek at law, in equity or by statute. The remedies of the Consultant are restricted to those provided for in this Agreement.

7.3 Arbitration. All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom, shall be referred to and finally resolved by arbitration under the Rules of the British Columbia International Commercial Arbitration Centre. The appointing authorities shall be the British Columbia International Commercial Arbitration Centre. The case shall be administered by the British Columbia International Commercial Arbitration Centre in accordance with its "Procedures for Cases Under the BCICAC Rules". The place of arbitration shall be Vancouver, British Columbia, Canada.

7.4 Covenants Reasonable. The Consultant agrees that the terms of this Agreement are reasonable in the context of the Company's Business and in view of the sensitive position the Consultant will occupy. All defences to the strict enforcement or validity of the sections in this Agreement are waived by the Consultant.

8. **General**

8.1 Time. Time shall be of the essence in this Agreement.

8.2 Term: The initial term of this Agreement will be for two years. Subsequent periods will be renewed for additional two year terms. At the end of the two year term, automatic renewal of the contract will occur, unless superceded by a new agreement that has been mutually agreed to by both Parties.

8.3 Severability. If any whole or partial provision of this Agreement (the "Offending Provision") is declared or becomes unenforceable, invalid or illegal for any reason whatsoever, then the remainder of this Agreement will remain in full force and effect as if this Agreement had been executed without the Offending Provision.

8.4 Assignment and Enurement. This Agreement is not assignable by the Consultant in whole or in part without the prior written consent of the Company. The Company may assign this Agreement to an Affiliate

without the consent of the Consultant. This Agreement will enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and permitted assigns.

8.5 Currency. Unless otherwise specified herein, all references to currency are to US dollars.

8.6 Governing Law and Attornment. This Agreement will be governed by and construed in accordance with the laws of British Columbia and the federal laws of Canada applicable in British Columbia, and the parties irrevocably submit to and accept generally and unconditionally the exclusive jurisdiction of the courts and appellate courts of British Columbia in that regard.

8.7 Entire Agreement. This Agreement represents the entire agreement between the parties in respect to the subject matter of this Agreement.

8.8 Waiver and Amendments. No failure or delay by either party in exercising any power or right under this Agreement will operate as a waiver of such power or right. No single or partial exercise of any right or power under this Agreement will preclude any further or other exercise of such right or power. No amendment, change, modification or waiver of this Agreement will be valid unless it is in writing and signed by each party to this Agreement.

8.9 Further Assurances. Each of the parties will promptly execute and deliver such further documents and assurances and take such further actions as may from time to time be required to carry out the intent and purpose of this Agreement.

8.10 Notice. Any notice, direction, request or other communication required or contemplated by any provision of this Agreement will be given in writing and will be given by delivering, faxing or emailing same to the parties as follows:

(a) To the Company at:

Suite 100 – 570 West 7th Avenue
Vancouver, BC V5Z 4S6.

Attention: The Chairman of the Board

Fax No: (604) 604-675-8178

(b) To the Consultant at the contact information provided below.

Suite 162 – 2906 West Broadway
Vancouver BC V6K 2G8

Attention: Mr. Tim Fernback, President
Fax No: (604) 844-2270

Any such notice, direction, request or other communication will be deemed to have been given or made on the date on which it was delivered or, in the case of fax, on the next business day after receipt of transmission.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals effective as of the date first above written.

SIGNED, SEALED AND DELIVERED BY
**UPSTREAM BIOSCIENCES INC.** per:

[signature]
Authorized Signatory

Name of Signatory: Joel L. Bellenson

Title of Signatory: CEO

Full Name of Consultant: TCF VENTURES CORP.

Full Address of Consultant (including postal code): 162 - 2906 WEST BROADWAY VANCOUVER, BC V6K 2G8

Home Email: tfernback@shaw.ca

Home Phone: 604-340-3774

Home Fax: 604-844-2270

SIGNED, SEALED AND DELIVERED by the Consultant:

[signature]
Signature of Consultant

TIM FERNBACK
PRESIDENT

## SCHEDULE "A"

Definitions

In the Agreement to which this Schedule is attached, the following words and expressions have the following meanings unless the context otherwise requires:

(a) "Affiliate" means any person or entity controlled by, controlling or under common control with the Company. For the purposes of this definition, the term "control" when used with respect to any person or entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether as an officer or director, through the ownership of voting securities, by contract or otherwise. The term Affiliate of the Company specifically includes:

   (i) any subsidiary or parent of the Company; and

   (ii) any company or enterprise, individuals or their successors, any subsidiary or parent of any of them or of the Company which owns, directly or indirectly, more than 10% of the voting securities or any similar indicia of ownership.

(b) "Board" means the Board of Directors of the Company in place from time to time.

(c) "Business" or "Business of the Company" means:

   (i) development and validation of DNA SNP markers for cancer susceptibly and drug response, as such business grows and evolves during the Term of this Agreement.

(d) "Cause" includes, without limitation, the following:

   (i) the Consultant's failure or refusal to faithfully or diligently perform his Duties or meet his obligations under this Agreement, including any breach of any term of this Agreement;

   (ii) the Consultant's failure or refusal to comply in good faith with the instructions given by his Superior from time to time;

   (iii) the Consultant's failure or refusal to comply with the Policies established by the Company from time to time;

   (iv) the Consultant's commission of any act of gross negligence or gross incompetence in the conduct of his Duties, or in the performance of his obligations under this Agreement;

   (v) the Consultant's fraud, dishonesty or other misconduct, wilful or otherwise, including, without limitation, the Consultant being:

      (A) convicted of a criminal offence involving fraud or dishonesty; or

      (B) sanctioned by a corporate registry, stock exchange, securities commission or other similar regulatory organization in respect of a breach of corporate, commercial or securities rules, policies, laws or regulations;

   (vi) if, in the opinion of the Company, the Consultant is habitually late, misses work on a regular basis, or asks to be excused from work early on a regular basis; or

   (vii) if, in the opinion of the Company, the Consultant's use of alcohol or drugs impairs his ability to carry out his Duties, or to meet his obligations under this Agreement.

For the purposes of this definition and without limitation, Cause does not include a reduction in the Consultant's Salary, Bonuses or Benefits implemented by the Company acting in good faith to

respond to adverse market conditions, or in response to adverse cash flow issues then being faced by the Company.

(e) "Confidential Information" means information disclosed to the Consultant, known by the Consultant or developed by the Consultant (alone or with others) as a consequence of or through:

(i) his position as a director, officer, Consultant or consultant of the Company or of an Affiliate of the Company; or

(ii) his relationship with the Company or an Affiliate of the Company;

which information is not generally known in the industry in which the Company or its Affiliates are or may operate, but only to the extent that such information relates to the Business of the Company including, without limitation, information relating to:

(iii) technologies, services and products owned, licensed or developed by or for the Company or its Affiliates;

(iv) Intellectual Property of the Company and its Affiliates;

(v) existing or potential suppliers. customers and strategic partners of the Company and its Affiliates;

(vi) business plans, strategic plans, research and development plans, marketing plans, financing plans, merger and acquisition plans, strategic partnering plans, human resource plans, investor relation plans or other corporate and business plans of any kind whatsoever of the Company and of its Affiliates;

(vii) revenue models, pricing strategies, billing methods of the Company and of its Affiliates; and

(viii) directors, officers, Consultants, consultants and professional advisors of the Company and of its Affiliates.

(f) "Intellectual Property" is used in its broadest sense and means and includes any statutory, common law, equitable, contractual or proprietary interest, recognized currently or in future, in knowledge received or transmitted through investigation, observation, experience, study, instruction, discovery, creation, improvement, or publication, regardless of the form or medium in which the knowledge is embodied and whether or not patentable or copyrightable in respect of the Intellectual Property. The term Intellectual Property includes the following:

(i) knowledge and its embodiments including:

(A) technical information, including meeting and collaboration notes, contents of laboratory notebooks, data, formulae, drawings, diagrams, blueprints, know-how, concepts, processes, product plans, service plans, computer software, flowcharts, specifications, design documents, and models; and

(B) business information including data, databases, business models, market research and forecasts; and customer lists;

(ii) interests currently recognized including rights of confidence in information, ideas, concepts and know-how, patent rights in inventions, copyrights in artistic, literary, dramatic, musical, and neighbouring works, design rights in designs, and trademark rights in reputations, marks and domain names;

(iii) copyrightable works of authorship including, without limitation, any technical descriptions for products, user guides, illustrations, advertising materials, computer

programs (including the contents of read only memories) and any contribution to such materials; and

(iv) all trademarks, trade names, business names, patents, inventions, know-how, copyrights, software, source code, object code, service marks, brand names, industrial designs and all other industrial or intellectual property and all applications therefore and all goodwill connected therewith, including, without limitation, all licenses, registered user agreements and all like rights of any kind whatsoever, that may be developed, owned or licensed by the Company or any Affiliate of the Company or otherwise relating to the business of the Company or any other business in which the Company or any Affiliate of the Company may become engaged.

(g) "Policies" means all of the rules, policies, standards, procedures, guidelines and employment manuals of the Company and of its Affiliates in place from time to time including, without limitation, sexual and other harassment policies, black-out and insider trading policies.

(h) "Third Party Information" means Confidential Information that has been disclosed to the Company or an Affiliate of the Company by a third party and that the Company or such Affiliate of the Company is obligated to treat as confidential.

(i) "Share" or "Shares" means, as the case may be, one or more common shares without par value in the capital stock of the Company.

(j) "Superior" means the Consultant of the Company to whom the Consultant reports and who serves as the Consultant's supervisor, or

(i) if there is no such person; or

(ii) if there is one or more persons in that role; or

(iii) if that person cannot be clearly identified because of overlapping responsibilities or because of other circumstances;

then it is the President of the Company, unless the Consultant is:

(iv) the President of the Company; or

(v) the Consultant is in a position which is clearly senior to the President of the Company; or

(vi) it is not clear if the Consultant holds a position which is senior to the President of the Company;

then the Superior is the Board of the Company and, in any other situation where the issue is in doubt, then the Superior is the Board of the Company.